Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statement No. 333-142589 on Form S-8 of The GEO Group, Inc. of our report dated June 11, 2009, with respect to the statements of net assets available for benefits of The GEO Group, Inc. 401k Plan as of December 31, 2008 and 2007, the related statements of changes in net assets available for benefits for each of the two years then ended, and the related supplemental schedule as of December 31, 2008, which report appears in the annual report on Form 11-K of The GEO Group, Inc. 401k Plan.
/s/ Cherry, Bekaert & Holland, L.L.P.
Tampa, Florida
June 11, 2009

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